Exhibit 8.1

August 14, 2007

Seaspan Corporation

Room 503, 5F Lucky Commercial Center

103 Des Voeut Road West

Hong Kong

China

Attention: Gerry Wang

Ladies and Gentlemen:

We have acted as counsel for Seaspan Corporation (the “Company”), a corporation formed under the laws of the Republic of the Marshall Islands, with respect to certain legal matters in connection with the offer and sale by the Company of common shares of the Company (the “Common Shares”) pursuant to a Prospectus Supplement dated August 14, 2007 (the “Prospectus Supplement”) to a prospectus dated April 18, 2007 (the “Prospectus”) forming part of the Registration Statement on Form F-3 (No. 333-142195) dated April 18, 2007 (the “Registration Statement”). In connection therewith, we have reviewed the discussion set forth under the caption “United States Tax Considerations” in the Prospectus and prepared the discussion under the caption “Tax Considerations” in the Prospectus Supplement (collectively, the “Discussions”).

All statements of legal conclusions contained in the Discussions, unless otherwise noted, are our opinion with respect to the matters set forth therein (i) as of the date of the Prospectus Supplement in respect of the discussion set forth under the caption “Tax Considerations” and (ii) as of the effective date of the Prospectus in respect of the discussion set forth under the caption “United States Tax Considerations,” in both cases qualified by the limitations contained in the Discussions. In addition, we are of the opinion that the Discussions with respect to those matters as to which no legal conclusions are provided are accurate discussions of such United States federal income tax matters (except for the representations and statements of fact of the Company included in such Discussions, as to which we express no opinion).

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 6-K of the Company and to the use of our name in the Registration Statement and the Prospectus Supplement. This consent does not constitute an admission that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.
Vinson & Elkins L.L.P.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Shanghai Tokyo Washington	666 Fifth Avenue, 26th Floor New York, NY 10103-0040 Tel 212.237.0000 Fax 212.237.0100 www.velaw.com